SERVICES AGREEMENT


                  AGREEMENT made as of the 1st day of January, 2003, between USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (the "Trust"), a Delaware business trust, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

                  WHEREAS, the Trust and BISYS entered into a Services Agreement as of October 6, 1999 (the "1999 Agreement"), whereby BISYS agreed to perform administration, fund accounting, and transfer agency services to the Trust and the series portfolios of the Trust, and which, as amended, has continued in effect through the date hereof;

                  WHEREAS, the Trust desires that BISYS continue to perform administration, fund accounting, and transfer agency services for the Trust and each series portfolio of the Trust, as now in existence and listed on Schedule A hereto, or as hereafter may be established from time to time (individually referred to herein as a "Portfolio," and collectively as the "Portfolios");

                  WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

                  WHEREAS, BISYS and Trust wish to enter into a new Agreement in order to set forth the terms under which BISYS will perform administration, fund accounting, and transfer agency services (collectively, "Services") for the Trust.

                  NOW, THEREFORE, in consideration of the covenants herinafter contained, the Trust and BISYS hereby agree as follows:

         ARTICLE 1.        SERVICES.

         A. ADMINISTRATIVE SERVICES. On behalf of the Trust and each of the Portfolios, BISYS will investigate, assist in the selection of, and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust's and each of the Portfolio's operations as agreed upon by BISYS and the Trust. In addition, BISYS shall provide the Trust's Board of Trustees (the "Board") with such reports regarding investment performance as it may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         BISYS shall provide the Trust and each of the Portfolios with all necessary office space, equipment, personnel, compensation, and facilities (including facilities for the Trust's shareholders' and Board meetings to the extent the Trust so requests) for rendering the administration services described hereunder and such other ancillary services as BISYS shall, from time to time, determine to be necessary to perform its obligations as administrator under this Agreement. In addition, at the request of the Trust or Board, BISYS shall make reports to the Trust and the Board concerning the performance of such obligations hereunder.

         Without limiting the generality of the foregoing, BISYS shall perform the administrative services described in Schedule B. BISYS shall also perform such other administrative services for the Trust to the extent agreed upon in advance by the parties from time to time, for which BISYS shall provide a quote as to fees and estimated expenses upon request, and the Trust will pay the amounts agreed upon by BISYS and the Trust following the Trust's review of such quoted fees and estimated expenses and prior written approval of such fees and expenses. Except as explicitly set forth herein (including Schedule B), BISYS shall perform only such additional services as described by amendment to this Agreement, in consideration of such fees as the parties hereto may agree.

         B. FUND ACCOUNTING SERVICES. BISYS shall perform for the Trust the fund accounting services described in Schedule C. BISYS shall also perform such special accounting services, and furnish such reports, for the Trust and the Portfolios to the extent agreed upon in advance by the parties from time to time, for which the Trust will pay the amounts agreed upon by BISYS and the Trust. Except as explicitly set forth herein (including Schedule C), BISYS shall perform only such additional services as are provided on an amendment to this Agreement, in consideration of such fees as the parties hereto may agree. BISYS shall provide a quote as to fees and estimated expenses upon request, and the Trust will pay the amounts agreed upon by BISYS and the Trust following the Trust's review of such quoted fees and estimated expenses and prior written approval of such fees and expenses.

         C. TRANSFER AGENCY SERVICES. BISYS shall perform for the Trust the transfer agent services set forth in Schedule D hereto. BISYS shall also perform such special transfer agency services, and furnish such reports, for the Trust and the Portfolios to the extent agreed upon by the parties from time to time, for which the Trust will pay the amounts agreed upon by BISYS and the Trust. Except as explicitly set forth herein (including Schedule D), BISYS shall perform only such additional services as are provided on an amendment to this Agreement, in consideration of such fees as the parties hereto may agree. BISYS shall provide a quote as to fees and estimated expenses upon request, and the Trust will pay the amounts as may be agreed upon by BISYS and the Trust following the Trust's review of such quoted fees and estimated expenses and prior written approval of such fees and expenses.

         D. CERTAIN DEADLINES AND SERVICE STANDARDS. From time to time, the Trust may propose certain deadlines and service standards applicable to BISYS's provision of the Services or certain aspects of the Services, and such service standards shall be set forth as Schedule E to this Agreement. Notwithstanding the effective date of this Agreement, Schedule E may bear a different effective date, in which case such Schedule shall be in effect commencing on such effective date and continuing for the remaining term of this Agreement or until subsequently amended upon mutual agreement of the parties. During any period for which Schedule E is effective, BISYS agrees to perform the relevant Services in accordance with and otherwise comply with the provisions set forth in Schedule
E. However, such standards or deadlines shall not be used generally in the construction of the parties' rights and obligations under other provisions of this Agreement, and any acknowledgment by BISYS that a particular deadline or other requirement set forth in Schedule E was not met in any particular case, shall be without prejudice to BISYS and shall not be construed as an admission or as a waiver of any rights of BISYS generally under this Agreement.

         ARTICLE 2.        SUBCONTRACTING.

         BISYS may, at its expense, utilize agents in connection with the rendering of Services and may subcontract with any entity or person concerning the provision of the Services; provided that BISYS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and provided, further, that BISYS shall be responsible, to the extent provided in Article 7 hereof, for all acts of such subcontractor as if such acts were its own including any payment for services provided by subcontractor.

         ARTICLE 3.        ALLOCATION OF CHARGES AND EXPENSES.

         A. BISYS. BISYS shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust and Trustees of the Trust who are affiliated persons of BISYS or any affiliated corporation of BISYS. Unless otherwise specifically provided in this Agreement, BISYS shall not be obligated to pay the compensation of any employee of the Trust or other person retained by the Board or the Trust to perform services on behalf of the Trust.

         B. THE TRUST. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Trust ("Shares"), the costs of obtaining securities pricing information, the costs of custodial services, the cost of registration of the Shares under Federal securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or any affiliated corporation of BISYS, insurance and fidelity bond premiums and related expenses, interest, brokerage costs, litigation, and other extraordinary or nonrecurring expenses, all fees and charges of the investment advisers to the Trust, and any amounts payable as Rule 12b-1 fees, if any.


         ARTICLE 4.        COMPENSATION OF BISYS.

         A. SERVICES FEE. For the Services to be rendered, and the facilities furnished and the expenses assumed by BISYS pursuant to this Agreement in connection with the Services, the Trust shall pay to BISYS the compensation specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to BISYS monthly.

         If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, BISYS' compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of BISYS' compensation for the preceding month shall be made promptly.

         B. REIMBURSEMENT OF EXPENSES. In addition to the fees payable by the Trust under Article 4(A), the Trust shall also reimburse BISYS for its reasonable out-of-pocket expenses in providing Services. BISYS shall use its best efforts in selecting and monitoring third party vendors used by BISYS to ensure quality and financial competitiveness, shall make reasonable effort to provide estimated expenses in advance for extraordinary charges, shall respond within a reasonable time to inquiries of the Trust concerning expenses charged to the Trust, and upon request shall provide explanations of the charges and copies of back-up documents available to substantiate the charges. The expenses that may be incurred include the following:

                  (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

                  (ii) All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers, or others as required for BISYS to perform the Services;

                  (iii) The cost of obtaining security and issuer information;

                  (iv) The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

                  (v) Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, proxies, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by BISYS for the performance of the services to be provided hereunder, including print production charges incurred;

                  (vi)     All copy charges;

                  (vii) The reasonable travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at Board meetings;

                  (viii) Any expenses BISYS shall incur at the written direction of the Trust or an officer of the Trust thereunto duly authorized; and

                  (ix) Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement.


         C. MISCELLANEOUS SERVICE FEES AND CHARGES. In addition to the amounts set forth in paragraphs (A) and (B) above, BISYS shall be entitled to receive the following amounts from the Trust:

                  (i) A fee for managing and overseeing the report, print and mail functions performed by BISYS' third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

                  (ii) System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Trust, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

                  (iii) Fees for development of custom interfaces pre-approved by the Trust, billed at a mutually agreed upon rate;

                  (iv) Ad hoc reporting fees pre-approved by the Trust, billed at a mutually agreed upon rate;

                  (v) Expenses associated with the tracking of "as-of" trades, billed at the rate of $50 per hour, as approved by the Trust;

                  (vi) Charges for the pricing information obtained from third party vendors for use in pricing the securities of each Portfolio's investment portfolio pursuant to Schedule B, which shall not exceed the amounts that would be incurred if the Portfolio were to obtain the information directly from the relevant vendor or vendors; and

                  (vii) Expenses associated with BISYS' anti-fraud procedures as it pertains to new account review and the performance of delegated services under the written anti-money laundering program ("AML Program") adopted by the Trust.

         If there are changes to any applicable laws which affect the Services provided by BISYS under this Agreement, and of which BISYS is notified in writing by the Trust or otherwise becomes aware, then BISYS shall use reasonable efforts to develop and implement any necessary changes in the systems and take any other actions reasonably required so that the services provided by BISYS continue to meet the requirements of applicable laws. BISYS and the Trust shall negotiate in good faith the costs associated with such systems modifications and other changes as may be necessary in connection with the foregoing.

         D. SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation and reimbursement under this Agreement for Services performed and expenses incurred shall survive the termination of this Agreement, subject to Article 6.

         ARTICLE 5. STANDARD OF CARE; UNCONTROLLABLE EVENTS; LIMITATION OF
                    LIABILITY.

         BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, and shall be liable to the Trust only for actions taken or omitted by BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

         BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption. BISYS will notify the Trust promptly in the event that the BISYS Incident Management Team declares a disaster under the disaster recovery and business continuity plan, and will provide the Trust with such information and updates as to the scope of the disaster and expected duration as may be reasonably available.

         BISYS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         ARTICLE 6.        TERM.

         This Agreement shall become effective as of the date first written above (the "Effective Date"). This Agreement shall continue in effect until December 31, 2005 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause, or (iv) as provided in Schedule E. Written notice of nonrenewal must be provided at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

         For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

         Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the Services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred prior to termination and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination.

         Except as specifically provided below in this paragraph, BISYS shall be entitled to collect from the Trust the amount of all of BISYS' out of pocket expenses in connection with BISYS' activities in effecting a termination, including without limitation, the delivery to the Trust and/or its investment adviser and/or other parties of the Trust's property, records, instruments and documents. In the event of a termination by the Trust for "cause" hereunder, BISYS shall provide such transition assistance as is reasonably required to facilitate an orderly transition of services. Such transition assistance shall be considered Services subject to all of the terms and conditions of this Agreement; provided, however, that BISYS shall not be entitled to reimbursement of the costs for electronic transfers of data in implementing a conversion from its systems in connection with such a termination by the Trust for "cause" hereunder.

         If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties, (iii) "cause" for termination of BISYS hereunder, or (iv) a termination as provided in Schedule E, BISYS' services are terminated hereunder, BISYS is replaced as administrator, fund accountant or transfer agent, or if a third party is added to perform all or a part of the Services provided by BISYS under this Agreement (excluding any subcontractor appointed as provided in Article 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its Services hereunder during (x) the next twelve (12) months or (y) if less than twelve (12), the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average monthly amount of fees payable to BISYS during the twelve
(12) months prior to the date that Services terminate, BISYS is replaced or a third party is added.

         The liquidated damages provision set forth above shall not be applicable to liquidations of individual Portfolios of the Trust which may occur from time to time for legitimate economic or regulatory reasons, rather than pursuant to any express or tacit plan, understanding or arrangement whereby the assets of the Portfolio are designed or intended to migrate, directly or indirectly, to another investment company or other investment vehicle; nor shall such liquidated damages provision be applicable to Portfolios of the Trust that are established subsequent to the Effective Date of this Agreement through a reorganization or other transaction in which the assets of such Portfolio are initially acquired or otherwise transferred from another investment vehicle. In addition, it is understood and agreed that US Allianz Advisers, LLC and its affiliates may render certain services to the Trust (i.e., services that are not "core" services hereunder but which would otherwise be rendered by BISYS hereunder) and that the liquidated damages provision is not intended to apply to such arrangements, provided that BISYS' compensation hereunder continues to be paid in full without offset or credit for such services rendered by US Allianz Advisers LLC and its affiliates.

         Except as provided in the above paragraph, in the event the Trust or any Portfolio is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide services consistent with this Agreement. In such cases, the one-time cash payment for liquidated damages referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

         The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, under circumstances in which the liquidated damages provision would applicable as set forth above, (i) a determination of actual damages incurred by BISYS would be difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

         ARTICLE 7.        INDEMNIFICATION.

         The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses arising out of or relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

         BISYS shall indemnify, defend, and hold the Trust harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

         The indemnification rights hereunder shall include the right to advances of defense expenses (including reasonable attorney fees) in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. Prior to confessing or settling any claim against it which may be the subject of this indemnification, an indemnified party hereunder shall give the indemnifying party or parties written notice of and reasonable opportunity to defend against said claim in its own name or names, or in the name of the indemnified party.

         The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         ARTICLE 8.        COMPLIANCE WITH GOVERNING DOCUMENTS AND LAWS.

         In the performance of its duties and obligations under this Agreement, BISYS shall act in conformity with the Trust's Declaration of Trust and Bylaws, will safeguard and promote the welfare of the Trust, and will comply with the instructions and directions received from the Board; provided that such instructions or directions are not in conflict with the terms of this Agreement, the Trust's governing documents, or any applicable laws.

         Except for the obligations of BISYS explicitly set forth in this Agreement, the Trust assumes full responsibility for its compliance with all laws, rules and regulations of governmental authorities having jurisdiction over it including, the preparation and contents of each registration statement of the Trust and amendment thereto, and the preparation, contents and distribution of each prospectus of the Funds and the compliance of the same with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and any other laws, rules and regulations of any other governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of Fund shares. The Trust represents and warrants that no shares of a Fund will be offered to the public by the Trust unless covered by an effective registration statement filed by the Trust under the 1933 Act and the 1940 Act.

         The Trust acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and applicable provisions of the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

         The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 5 of Schedule D as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement. BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act..
         The Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.


         ARTICLE 9.        INSTRUCTIONS / CERTAIN PROCEDURES.

         Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees (hereafter referred to as the "Board") or by the shareholder or shareholder's agent, as the case may be.

         As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

         The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

         The Trust acknowledges receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-Of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Trust upon request. BISYS may apply the BISYS As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.


         ARTICLE 10.  RECORD RETENTION AND CONFIDENTIALITY.

         BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "SEC") at reasonable times. BISYS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law,
(ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust or the dealer of record as to such account. BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Article 10 are subject to the provisions of Article 8 .


         ARTICLE 11.  REPORTS.

         BISYS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in the Schedules attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to a Schedule hereto. The Trust agrees to examine each such report or copy within twenty (20) days and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within twenty (20) days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and if BISYS is not otherwise liable, under the terms of this Agreement, with respect to the matter or event giving rise to errors or discrepancies therein, BISYS shall have no further responsibility except to perform reasonable corrections of such errors and discrepancies in the report within a reasonable time after being requested to do so by the Trust.

         ARTICLE 12.  RIGHTS OF OWNERSHIP.

         All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         ARTICLE 13.  LEGAL ADVICE.

         BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel to the Trust with regard to BISYS' responsibilities and duties pursuant to this Agreement. BISYS may rely upon the advice of counsel to the Trust; however, this Agreement shall not obligate counsel to the Trust to render such advice. After so notifying the Trust, if BISYS does not obtain the advice of counsel to the Trust within a reasonable period of time, BISYS shall be entitled to seek, receive and act upon advice of legal counsel of its choosing at the expense of the Trust unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties hereunder. BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph.

         ARTICLE 14.  RETURN OF RECORDS.

         BISYS may upon termination of this Agreement, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of Services or for its legal protection. If not so turned over to the Trust, such documents and records shall be retained by BISYS until at least the earlier of six years from the year of creation or the termination of this Agreement, unless the Trust authorizes in writing the destruction of such records and documents.

         ARTICLE 15.  BANK ACCOUNTS.

         BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Trust shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         ARTICLE 16.  REPRESENTATIONS AND WARRANTIES OF THE TRUST.

         The Trust represents and warrants to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         The Trust also represents and warrants that (a) the Trust has adopted the written AML Program that has been submitted to BISYS pursuant to Article 19, and has appointed an officer of the Trust as the Trust's anti-money laundering compliance officer ("AML Compliance Officer"), (b) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, and
(c) the delegation of certain services thereunder to BISYS, as provided in
Article 8, has been approved by the Board, and (d) the Trust will submit any amendments to the AML Program that might have a material impact upon BISYS' services to BISYS for BISYS' review and consent prior to adoption in accordance with Article 21.




         ARTICLE 17.  REPRESENTATIONS AND WARRANTIES OF BISYS.

         BISYS represents and warrants that: (a) BISYS is and shall continue to be in compliance in all material respects with all provisions of law, including
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to BISYS in connection with the performance of Services under this Agreement; (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

         ARTICLE 18.  INSURANCE.

         BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled, or upon BISYS' receipt of notice of cancellation from its insurance carrier. Such notification shall include the date of cancellation and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.


         ARTICLE 19.  INFORMATION TO BE FURNISHED BY THE TRUST.

         The Trust has furnished to BISYS the following, as amended and current as of the Effective Date:

                  (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto.

                  (b)      Copies of the following documents:

                           1. The Trust's Bylaws and any amendments thereto;

                           2. Certified copies of resolutions of the Board covering the approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement, and authorization for specified officers of the Trust to instruct BISYS hereunder; and

                  (c) A list of all officers of the Trust, with the Trust's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

                  (d)      Prospectus and Statement of Additional Information;

                  (e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

                  (f) copy of the Trust's written AML Program, including any related written Policies and Procedures.

         ARTICLE 20.  INFORMATION FURNISHED BY BISYS.

         BISYS has furnished to the Trust copies of, or evidence of, the following:

                  (a) Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

                  (b) BISYS' Articles of Incorporation and any amendments thereto;

                  (c)      BISYS' Bylaws and any amendments thereto;

                  (d) Executive Summary of BISYS' Disaster Recovery and Business Continuity Plan;

                  (e)      SEC Transfer Agent filings (Forms TA-1 and TA-2);

                  (f) The most recent annual report of The BISYS Group, Inc.;

                  (g) The current BISYS "As-of" Trading policy; and

                  (h) The most recent independent accountant's report covering internal controls related to BISYS' fund accounting responsibilities and transfer agency operations, as filed with the SEC pursuant to Rule 17Ad-13 under the Exchange Act.


         ARTICLE 21.  AMENDMENTS TO DOCUMENTS.

         The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Article 19 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes, which approval shall not be withheld unreasonably.

         BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Articles 19 and 21 of this Agreement and, subject to the provisions of Article 7 hereof, the Trust agrees to indemnify and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Articles 19 and 21 hereof, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Trust first obtains BISYS' written consent to and approval of such amendments or changes.

         ARTICLE 22.  NOTICES.

         Any notice provided hereunder shall be sufficiently given when sent by registered mail, overnight courier service or certified mail to the party required to be served with such notice at the following address: or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

If to the Trust:      USAllianz VIP Trust
                      5701 Golden Hills Drive
                      Minneapolis, Minnesota  55416
                      Attention:  Chris Pinkerton
                         Copy to: Monica Vickman, Esq.


If to BISYS:          BISYS Fund Services Ohio, Inc.
                      3435 Stelzer Road
                      Columbus, Ohio 43119
                      Attention:  William J. Tomko


         ARTICLE 23.  ASSIGNMENT.

         This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. In the case of BISYS, an "assignment" shall be deemed to include a sale, lease, assignment, transfer or other disposal of all or a substantial part of the assets of BISYS; provided, however, that BISYS shall have the right to sell, lease, assign, or otherwise transfer, directly or indirectly (whether by merger or otherwise) its rights and obligations hereunder to the extent that no "change of actual control or management" would result therefrom. It is agreed that for these purposes, the term "change of actual control or management" shall be construed in a manner consistent with Rule 2a-6 under the 1940 Act and any interpretations of the SEC relative thereto (including those of the staff of the Division of Investment Management), but without acknowledging or implying that said provision would otherwise apply to BISYS or this Agreement by operation of law. This Article 23 shall not limit or in any way affect BISYS' right to appoint a subcontractor pursuant to Article 2 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 24.  ACTIVITIES OF BISYS.

         The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise

         ARTICLE 25. AUDIT RIGHTS.

         The Trust may, at its own expense, perform an audit of BISYS operations and procedures in order to evaluate and to assess whether the performance of Services is consistent with the terms of this Agreement. Such audit may be performed on-site including review of relevant documents and interviews of appropriate personnel. The audit may be conducted by personnel of or auditors hired by the Trust. Such audits may be performed once per year during the term of this Agreement, upon reasonable notice to BISYS, during normal business hours at a mutually convenient time and in a manner that is not disruptive of BISYS' operations. The right to conduct any such audit on-site shall be subject to the obligation to maintain the confidentiality of all proprietary or confidential information of BISYS and its clients, including all non-public information concerning BISYS' operations. BISYS may require that any representatives or agents of the Trust that would be involved in on-site audit activities enter into a separate confidentiality agreement reflecting the foregoing requirements.

         ARTICLE 26.   PRIVACY.

         Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

         ARTICLE 27.   GOVERNING LAW.

         This Agreement shall be construed in accordance with the laws of the state of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 28.   SEVERABILITY.

         If any provision of this Agreement is construed to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remaining provisions of this Agreement.

         ARTICLE 29.  MISCELLANEOUS.

(a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 1999 Agreement.

         (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.


                                                     * * * * *





         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                    USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

                    By:________________________________

                    Title: ______________________________


                    BISYS FUND SERVICES OHIO, INC.


                    By:_________________________________

                    Title: ______________________________





                                         A-1




                                   SCHEDULE A

                            TO THE SERVICES AGREEMENT
                                     BETWEEN
                   USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

PORTFOLIOS


USAZ Van Kampen Aggressive Growth Fund USAZ Alliance Capital Technology Fund USAZ Templeton Developed Markets Fund USAZ Alliance Capital Large Cap Growth Fund USAZ Van Kampen Growth Fund USAZ PIMCO Renaissance Fund USAZ PIMCO Value Fund USAZ Van Kampen Emerging Growth Fund USAZ Van Kampen Comstock Fund USAZ PIMCO Growth and Income Fund USAZ Van Kampen Growth and Income Fund USAZ Alliance Capital Growth and Income Fund USAZ AIM Basic Value Fund USAZ AIM Blue Chip Fund USAZ AIM Dent Demographic Trends Fund USAZ AIM International Equity Fund USAZ Oppenheimer Emerging Growth Fund USAZ Money Market Fund


SERVICES  FEES

In accordance with Article 4, paragraph (a) of the Agreement, the Trust shall pay the following fees to BISYS as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.


A. BASE FEE

There will be an annual base fee of $1,250,000, which shall be paid by the Trust as a base fee (the "Base Fee").

B. ASSET-BASED FEES

In addition to the Base Fee, the following asset-based fees ("Asset-Based Fees") shall be payable by the Trust:


        AGGREGATE NET ASSET LEVELS               FEES*

        Assets $0 - $550 Million                  0.00
        Assets $550 M - $2 Billion                6.00
        Assets $2 - $3 Billion                    4.50
        Assets > $3 - $6 Billion                  3.00
        Assets > $6 Billion                       2.00
       _________________________________
       * Fees are stated in basis points as an annual rate based on average daily net assets of all Portfolios in the aggregate. Such fees shall be determined monthly, with breakpoints applicable incrementally to the Trust's aggregate net assets for the relevant month.

On a monthly basis, the Base Fee and the Asset-Based Fee payable for the month shall be totaled, and such total shall be subject to an overriding minimum in an amount determined by multiplying $50,000 times the total number of Portfolios of the Trust, and dividing by twelve.


C. ACCOUNT-BASED FEES

In addition to the fees payable under paragraphs a. and b. above, for each open or closed account reflected on BISYS' transfer agency system at any time during each annual period there shall be an account-based fee of $20 per annum.

D. ADDITIONAL CLASS FEE

In addition to the fees payable under paragraphs a., b. and c. above,, in the event there are additional classes of shares of any Portfolio, there shall be a fee of $10,000 annually for each such additional class of shares of any Portfolio.

OUT-OF-POCKET EXPENSES AND MISCELLANEOUS CHARGES

In addition to the above fees, BISYS shall be entitled to receive payment for certain out-of-pocket expenses and miscellaneous charges, as provided in paragraphs (B) and (C) of Article 4 of the Agreement.



                                        B-1




                                   SCHEDULE B

                            TO THE SERVICES AGREEMENT
                                     BETWEEN
                   USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                             ADMINISTRATION SERVICES


1) Investigate and assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. However, BISYS shall have no responsibility for supervising the performance of any investment adviser or sub-adviser.

2) Provide the Trustees of the Trust or the Manager with reports regarding the Portfolios' investment performance as they may reasonably request.

3)   Provide the Trust and the Manager with regulatory reporting.

4) Provide the Trust with all necessary office space, equipment, personnel, and facilities (including facilities for Shareholders' and Trustees' meetings) for handling the affairs of the Portfolios and such other services as BISYS shall, from time to time, determine to be necessary to perform its obligations under this Agreement.

5) At the request of the Board of Trustees, BISYS shall make reports to the Trustees concerning the performance of its obligations under this Agreement.

6) Calculate contractual Trust expenses and control all disbursements for the Trust.

7) Compute the Trust's yields, total return, expense ratios, portfolio turnover rate and if required, portfolio average dollar-weighted maturity.

8) Provide Trust counsel with information required in the preparation of prospectuses, statements of additional information, registration statements and proxy materials, and any supplements to these materials, if applicable.

9) Coordinate and prepare, with the assistance of the Manager and sub-advisers, communications to Shareholders, as applicable, including the annual and semi-annual report to Shareholders.

10) Supervise and facilitate the proxy solicitation process for all Shareholder meetings.

11) Administer contracts on behalf of the Trust with, among others, the Trust's sub-advisers, distributor, custodian, transfer agent and fund accountant.

12) Supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders.

13)  Calculate performance data of the Portfolios.

14) Disseminate Portfolio performance data to information services covering the investment company industry.

15)  Coordinate and supervise the preparation of the Trust's tax returns.

16) Upon request, examine and review the operations and performance of the various organizations providing services to the Trust or any Portfolio of the Trust, including, without limitation, the Trust's sub-advisers, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants.

17) At the request of the Trustees or the Manager, report to the Board on the performance of the organizations providing services to the Trust or to any Portfolio of the Trust.

18) Assist with the layout and printing of Prospectuses and assist with and coordinate layout and printing of the Trust's semi-annual and annual reports to Shareholders

19) Assist with the design and development of the Portfolios, including new classes, investment objectives, policies, structure, and fund combinations, reorganizations, or liquidations.

20) Provide individuals reasonably acceptable to the Trust's Trustees to serve as officers of the Trust.

21) Advise the Trust and its Trustees on matters concerning the Trust and its affairs

22) Obtain and keep in effect at the expense of the Trust a fidelity bond and trustees and officers errors and omissions insurance policy for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act, and effect any required SEC filings of the bond and policy.

23) Monitor and advise the Trust and its Portfolios on their regulated investment company status under the Internal Revenue Code of 1986, as amended.


24) Furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and BISYS shall determine desirable.

25) Prepare, edgarize and file with the SEC the semi-annual report for the Trusts on Form N-SAR and all required notices pursuant on Form 24f-2.


LEGAL SERVICES

1)   Prepare revised policies and procedures.

2) Prepare amendments to Declaration of Trust and file amendments with applicable states.

3)   Prepare amendments to Bylaws

4) Prepare the following Board meeting materials, and coordinate and handle dissemination of materials to all relevant parties.
a)   Agenda b) Resolutions c) Minutes d) Trustee memoranda
e)   Presentation materials

5)   Attend Board meetings and record minutes

6)   Oversee and coordinate proxy solicitations

7)   Prepare Shareholder meeting materials

8)   Attend Shareholder meeting and record minutes

COMPLIANCE MONITORING AND REPORTING SERVICES - REPORTS

Assist in developing compliance procedures and provide compliance monitoring services incorporating those procedures for each Portfolio, including the items covered by the reports listed below as may be relevant to each Portfolio, as are determinable based upon the Portfolios' accounting records. All reports listed below are to be prepared on a daily basis unless otherwise specified:

1) Rule 2a-7 requirements, including:

     a) Tier 2 percentage b) Issuer concentration
     c) Weighted average portfolio maturity d) Maximum maturity e) Amount of deviation from amortized cost (weekly) f) Guarantors - quarterly

2) Single issuer percentage limitation

3) Short sale compliance

4) Fundamental policy and investment objective compliance

5) Foreign issuer test

6) Investment Grade Test

7) Borrowings Test

8) Repo test

9) Industry Concentration

10) Diversification Test

11) Securities related issuers

12) Percentage of when-issued securities

In addition, BISYS will also prepare the following compliance reports, on a quarterly basis except as otherwise specified below:

     (a) SEC Primary Investment Policy Test (monthly) (b) IRS 50%
     Diversification Test (c) IRS 25% Single Issuer Test (d) IRS 90% Gross Income Test (e) 817(h) Diversification Test (f) SEC 25% Industry Test (monthly) (g) Sub-adviser Portfolio Brokerage Practices (monthly)

BISYS shall also prepare such other reports as reasonably may be requested by the Manager.





                                       C-1





                                   SCHEDULE C

                            TO THE SERVICES AGREEMENT
                                     BETWEEN
                   USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                            FUND ACCOUNTING SERVICES


1) Keep and maintain all books and records of each Portfolio as required by Rules 31a-1 and 31a-2 under the 1940 Act.

2)   Calculate the net asset value per share.

3) Obtain security prices from independent pricing services, or if such quotes are unavailable, or if otherwise required, employ the process determined under the Trust's fair market valuation procedures and/or obtain pricing information from the Portfolio's sub-adviser or its designee, as approved by the Board.

4)   Verify and reconcile with the Trust's custodian all daily trade activity.

5) Compute, as appropriate, each Portfolio's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average Portfolio maturity.

6) Review daily the net asset value calculation and dividend factor (if any) for each Portfolio prior to release to Shareholders.

7) Check and confirm the net asset values and dividend factors for reasonableness and deviations.

8)   Distribute net asset values and yields to NASDAQ.

9) Report to the Trust the daily market pricing of securities in any money market Portfolios, with the comparison to the amortized basis.

10) Determine unrealized appreciation and depreciation on securities held in variable net asset value Portfolios.

11) Amortize premiums and accrete discounts on securities purchased at a price other than face value, in accordance with the pricing policies that are established for the Trust.

12) Update the fund accounting system to reflect rate changes, as received from a Portfolio's sub-adviser, on variable interest rate instruments.

13)  Post Portfolio transactions to appropriate categories.

14) Accrue expenses of each Portfolio according to instructions received from the Portfolio's Administrator.

15) Determine the outstanding receivables and payables for all (1) security trades, (2) Portfolio share transactions and (3) income and expense accounts.

16) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies

17)  Provide such periodic reports as the parties shall agree upon.

18) Provide a monthly download (and hard copy thereof) of the financial statements described below, upon request of the Trust or the Manager. The download will consist of:
a) Unaudited Statement of Assets and Liabilities b) Unaudited Statement of Operations c) Unaudited Statement of Changes in Net Assets d) Unaudited Condensed Financial Information

19) Provide accounting information for the following: a) the Trust's reports with the SEC on Form N-SAR and N-CSR b) the Trust's annual, and semi-annual Shareholder reports
c) registration statements on Form N-1A and other filings relating to the registration of shares d) BISYS' monitoring of each Portfolio's status as a regulated investment company under Subchapter M of the
         Internal Revenue Code, as amended
e)       Annual audit by the Trust's auditors
f)       Examinations performed by the SEC






                                       D-1




                                   SCHEDULE D

                            TO THE SERVICES AGREEMENT
                                     BETWEEN
                   USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                            TRANSFER AGENCY SERVICES

1.       SHAREHOLDER TRANSACTIONS

         a. Process shareholder purchase and redemption orders.

         b. Set up shareholder account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         c. Issue shareholder confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

         d.       Issue periodic statements for shareholders.

         e.       Process transfers and exchanges for shareholders.

         f. Process dividend payments, including the purchase of new shares, through dividend reimbursement for shareholders.

2.       SHAREHOLDER INFORMATION SERVICES

         a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detailed history of transactions through duplicate or special order statements upon request.

3.       DEALER/LOAD PROCESSING (IF APPLICABLE)


         a. Calculate fees due under 12b-1 plans for distribution and marketing expenses.



4.       SHAREHOLDER ACCOUNT MAINTENANCE

         a. Maintain all shareholder records for each account in the Trust.

         b. Issue shareholder statements on scheduled cycle, providing duplicate second and third party copies if required.

c. Maintain account documentation files for each shareholder.

5.       ANTI-MONEY LAUNDERING SERVICES

         a. Verify shareholder identity upon opening new accounts.

         b. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or
                  (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

                                     REPORTS

1.       Daily Shareholder Activity Journal

2.       Daily Fund Activity Summary Report

         a.       Beginning Balance

         b. Dealer Transactions

         c. Shareholder Transactions

         d. Reinvested Dividends

         e. Exchanges

         f. Adjustments

         g. Ending Balance

3.       Monthly Dealer Processing Reports

4. Monthly Dividend Reports

5. A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

6. Such special reports and additional information that the parties may agree upon, from time to time.






                                        E-1




                                   SCHEDULE E

                            TO THE SERVICES AGREEMENT
                                     BETWEEN
                   USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.




In the event that BISYS fails to perform the same service standard listed below during any three (3) consecutive months, the Trust may provide a notice requiring BISYS to cure said failure. In the event BISYS fails to perform pursuant to the relevant standard in the month following receipt of such notice, the Trust shall have the right, exercisable within the next thirty (30) days only, to terminate this Agreement upon sixty (60) days' notice to BISYS.


For purposes of the foregoing, a "failure to perform" means a failure to meet the service standard under the terms of the Agreement governing BISYS' Services, for which BISYS would not be excused and for which BISYS would be responsible under the Agreement (including, without limitation, under Articles 5 and 9).

The required Performance Level associated with a Function will be measured by dividing the total number of times that Function was correctly performed during the month by the total number of times that Function occurred during the month.

EXAMPLE: With respect to, the calculation of NAVs, assuming 22 business days and 9 non-money market funds in existence in Month 1, there should be 198 NAV calculations in Month 1. If there are 2 NAV errors in Month 1, the Performance Level for the month is 98.9% (196/198).


An inaccurate calculation of the NAV is defined as when the correct calculation is $.01 per share or more difference from the originally stated NAV. Such inaccuracy is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period. An NAV error occurs at the Fund level and not the class level.

It is anticipated that the Funds would not wish to deliver an NAV to NASDAQ if the accuracy of the NAV is in question at the time it is necessary to transmit the NAV to NASDAQ. If BISYS has reason to believe that an NAV is or may be incorrect, it may either "withhold" the NAV from NASDAQ or "withdraw" an NAV previously submitted, in consultation with the Funds' pricing committee or the appropriate representative of the Funds. In such event, BISYS shall not be deemed to have failed to report to NASDAQ by the applicable cut-off time.






                                   US ALLIANZ
                              PERFORMANCE STANDARDS


----------------------------------------------------- ------------------------------------------------------

     FUNCTION/TASK                                                    STANDARD PERFORMANCE
                                                                             MEASURE

----------------------------------------------------- ------------------------------------------------------
FUND ADMINISTRATION

    - MONTHLY COMPLIANCE  REPORTS                     Completed review 10 business days after receipt of
            + SEC COMPLIANCE CHECK                    source reports
            + ADVISER COMPLIANCE REPORTS
            + IRS COMPLIANCE CHECK

FUND ACCOUNTING

-        NAV'S ACCURATELY COMPLETED AND REVIEWED      99% accurately completed and reviewed

-        NAV'S INTERFACED WITH T/A

TRANSFER AGENT                                        Target time is 6:15 p.m.

-        PERCENTAGE OF ACCURATELY
         PROCESSED MANUAL FINANCIAL TRANSACTIONS
                                                      98% processed accurately the first time






----------------------------------------------------- ------------------------------------------------------